EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PRB Energy, Inc.

We consent to the incorporation by reference in Registration Statements (Nos. 333-134489 and 333-140434) on Form S-3 of PRB Energy, Inc. (formerly PRB Gas Transportation, Inc.) and subsidiaries, of our report dated March 30, 2006 with respect to the consolidated balance sheet of PRB Energy, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 10-K of PRB Energy, Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, CO
March 29, 2007